EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY TO REGISTER PREVIOUSLY ISSUED

3.50% SENIOR CONVERTIBLE NOTES DUE 2027

DENVER, May 16, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces its intention to file a registration statement with the Securities and Exchange Commission to register under the Securities Act of 1933 its previously issued $287.5 million principal amount of 3.50% Senior Convertible Notes due 2027 (the “Notes”) and shares of St. Mary common stock which may, under certain circumstances, become issuable upon conversion of the Notes, for resale by selling securityholders specified in the registration statement. The Notes were originally issued on April 4, 2007 in a private placement. St. Mary expects to file the registration statement on or about

June 15, 2007. St. Mary will not receive any proceeds from the sale of the Notes or the common stock by selling securityholders. This will simply be a registration of the Notes and conversion shares as required by the registration rights agreement entered into among the Company and the initial purchasers of the Notes at the time the Notes were issued.

The Company expects that the registration statement will become effective upon filing with the Securities and Exchange Commission. In accordance with the registration rights agreement, in order for a holder of the Notes to be included in the registration statement at the time of effectiveness, such holders must furnish to the Company certain information required by the registration rights agreement no later than five business days before the filing of the registration statement.

This notice does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes and the shares of St. Mary common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws. The words “will,” “intend,” “expect,” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St.

Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain timing of obtaining the authorizations and consents needed to file a registration statement and such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-12

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